Exhibit 99(b)



                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the year ended       December 31, 1998
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-50283
                            --------------------------------




            LONG-TERM STOCK SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)




               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)




       Bartlesville, Oklahoma                  74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY



                                     /s/ Rand C. Berney
                                 -----------------------------
                                         Rand C. Berney
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 24, 1999

-----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................    3


Financial Statements

  Statements of Net Assets Available for Benefits at December 31, 1998 and 1997

      Total Plan ...........................................    5
      Fund EP ..............................................    7
      Fund K ...............................................    9
      Fund L ...............................................   11
      Temporary Fund .......................................   13


  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 1998
    and 1997

      Total Plan ...........................................    6
      Fund EP ..............................................    8
      Fund K ...............................................   10
      Fund L ...............................................   12
      Temporary Fund .......................................   14


  Notes to Financial Statements ............................   15


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1998, Line 27a ............................   20

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1998, Line 27d ............................   21

-----------------------------------------------------------------
Report Of Independent Auditors


The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended, presented on pages 5 and 6. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The fund information presented on pages 7 through 14 listed in the accompanying index to financial statements and schedules is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP

Tulsa Oklahoma
June 24, 1999

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1998          1997
                                         ------------------------
Assets
Investments
  Common stock                           $1,250,844     1,467,488
  Money market fund                           6,917         8,767
-----------------------------------------------------------------
                                          1,257,761     1,476,255
Company Contributions Receivable
  Funds for debt service                          -           467
  Before-tax deposits                            37            35
Interest Receivable                              32            49
-----------------------------------------------------------------
Total Assets                              1,257,830     1,476,806
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                396,850       425,150
Interest Payable                              1,516         1,908
Administrative Expenses Payable                 127            80
-----------------------------------------------------------------
Total Liabilities                           398,493       427,138
-----------------------------------------------------------------

Net Assets Available for Benefits        $  859,337     1,049,668
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                        1998          1997
                                         ------------------------
Additions
Company Contributions
  Funds for debt service                 $   14,406        18,571
  Basic allocation requirements                   -           138
  Before-tax deposits                         6,100         5,788
-----------------------------------------------------------------
                                             20,506        24,497
-----------------------------------------------------------------
Investment Income
  Dividends                                  40,422        40,927
  Interest                                      405           455
  Net appreciation (depreciation)
    in fair value of investment            (177,041)      132,199
-----------------------------------------------------------------
                                           (136,214)      173,581
-----------------------------------------------------------------
Total                                      (115,708)      198,078
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                     50,062        45,784
Interest Expense                             24,513        25,978
Administrative Expense                           48            22
-----------------------------------------------------------------
Total                                        74,623        71,784
-----------------------------------------------------------------

Net Increase (Decrease)                    (190,331)      126,294

Net Assets Available for Benefits
Beginning of Year                         1,049,668       923,374
-----------------------------------------------------------------

End of Year                              $  859,337     1,049,668
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
At December 31                               1998            1997
                                         ------------------------
Assets
Investments
  Common stock                           $191,219         227,217
  Money market fund                            23             421
-----------------------------------------------------------------
                                          191,242         227,638
Interest Receivable                             1               3
-----------------------------------------------------------------
Total Assets                              191,243         227,641
-----------------------------------------------------------------

Liabilities
Administrative Expenses Payable               127              80
-----------------------------------------------------------------
Total Liabilities                             127              80
-----------------------------------------------------------------

Net Assets Available for Benefits        $191,116         227,561
=================================================================


Number of Units                        25,414,972      26,518,656
Unit Value                                $7.5198          8.5812
-----------------------------------------------------------------
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                      1998            1997
                                         ------------------------
Additions
Investment Income
  Dividends                              $  6,199           6,370
  Interest                                     23              28
  Net appreciation (depreciation)
    in fair value of investment           (27,039)         20,394
-----------------------------------------------------------------
Total                                     (20,817)         26,792
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                   15,580          16,600
Administrative Expense                         48              22
-----------------------------------------------------------------
Total                                      15,628          16,622
-----------------------------------------------------------------

Net Increase (Decrease)                   (36,445)         10,170

Net Assets Available for
  Benefits
Beginning of Year                         227,561         217,391
-----------------------------------------------------------------

End of Year                              $191,116         227,561
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
At December 31                              1998             1997
                                         ------------------------
Assets
Investments
  Common stock                           $71,129           75,736
  Money market fund                           10              211
-----------------------------------------------------------------
                                          71,139           75,947
Due from Temporary Fund                      664              635
Interest Receivable                            -                1
-----------------------------------------------------------------
Total Assets                              71,803           76,583
-----------------------------------------------------------------

Net Assets Available for Benefits        $71,803           76,583
=================================================================


Number of Units                       39,524,071       36,965,486
Unit Value                               $1.8167           2.0718
-----------------------------------------------------------------
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                     1998             1997
                                         ------------------------
Additions
Allocation of Deposits and
  Earnings from Temporary Fund           $ 6,132            5,821
-----------------------------------------------------------------
Investment Income
  Dividends                                2,174            2,008
  Interest                                     9               12
  Net appreciation (depreciation)
    in fair value of investment           (9,650)           6,688
-----------------------------------------------------------------
                                          (7,467)           8,708
-----------------------------------------------------------------
Total                                     (1,335)          14,529
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                   3,445            3,103
-----------------------------------------------------------------

Net Increase (Decrease)                   (4,780)          11,426

Net Assets Available for Benefits
Beginning of Year                         76,583           65,157
-----------------------------------------------------------------

End of Year                              $71,803           76,583
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
At December 31                               1998            1997
                                         ------------------------
Assets
Investments
  Common stock                           $988,496       1,164,535
  Money market fund                         6,257           7,535
-----------------------------------------------------------------
                                          994,753       1,172,070
Company Contributions Receivable
  Funds for debt service                        -             467
Interest Receivable                            31              45
-----------------------------------------------------------------
Total Assets*                             994,784       1,172,582
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans              396,850         425,150
Interest Payable                            1,516           1,908
-----------------------------------------------------------------
Total Liabilities                         398,366         427,058
-----------------------------------------------------------------

Net Assets Available for Benefits        $596,418         745,524
=================================================================


Number of Units                       217,896,771     196,065,907
Unit Value**                              $2.4383          2.7818
-----------------------------------------------------------------
See Notes to Financial Statements.

 *The amount of total assets that was not allocated to participants at December 31, 1998 and 1997, was $463,487 thousand and $627,164 thousand, respectively.
**Unit value calculated on assets allocated to participants only.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                       1998           1997
                                         ------------------------

Additions
Company Contributions
  Funds for debt service                 $  14,406         18,571
  Basic allocation requirements                  -            138
-----------------------------------------------------------------
                                            14,406         18,709
-----------------------------------------------------------------
Investment Income
  Dividends                                 32,049         32,549
  Interest                                     341            382
  Net appreciation (depreciation)
    in fair value of investment           (140,352)       105,117
-----------------------------------------------------------------
                                          (107,962)       138,048
-----------------------------------------------------------------
Total                                      (93,556)       156,757
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                    31,037         26,081
Interest Expense                            24,513         25,978
-----------------------------------------------------------------
Total                                       55,550         52,059
-----------------------------------------------------------------

Net Increase (Decrease)                   (149,106)       104,698

Net Assets Available for
  Benefits
Beginning of Year                          745,524        640,826
-----------------------------------------------------------------

End of Year                              $ 596,418        745,524
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                             Thousands of Dollars
                                             --------------------
At December 31                               1998            1997
                                             --------------------
Assets
Investments
  Money market fund                          $627             600
Company Contributions Receivable
  Before-tax deposits                          37              35
-----------------------------------------------------------------
Total Assets                                  664             635
-----------------------------------------------------------------

Liabilities
Due to Fund K                                 664             635
-----------------------------------------------------------------
Total Liabilities                             664             635
-----------------------------------------------------------------

Net Assets Available for Benefits            $  -               -
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                    1998              1997
                                         ------------------------
Additions
Company Contributions
  Before-tax deposits                    $6,100             5,788
Investment Income
  Interest                                   32                33
-----------------------------------------------------------------
Total Additions                           6,132             5,821
-----------------------------------------------------------------

Deductions
Allocation of Deposits and
  Earnings to Fund K                      6,132             5,821
-----------------------------------------------------------------

Net Increase                                  -                 -

Net Assets Available for Benefits
Beginning of Year                             -                 -
-----------------------------------------------------------------

End of Year                              $    -                 -
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements        Long-Term Stock Savings Plan
                                    Of Phillips Petroleum Company


Note 1--Plan Description

The following description of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution stock bonus plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the U.S. direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees and certain other employee classifications.

Vanguard Fiduciary Trust Company, P.O. Box 2900, Valley Forge, Pennsylvania 19482-2900, is the Plan Trustee. Plan investments are held by the Trustee in the Temporary Fund, Fund K (also known as the Employee Stock Fund), Fund L (also known as the Employer Stock Fund) and Fund EP (also known as the EP Stock Fund). Temporary Fund investments consist of specified short-term securities. Funds K, L and EP are invested primarily in the common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock, purchased with the proceeds of the loans described in Note 3 (Leveraged Shares), with certain Company contributions, or with certain dividends received from the Company. The Leveraged Shares are allocated to Fund L or Fund EP accounts of eligible participants in one of three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation is made as of June 30 and December 31 each year.
Prior to 1999, 716,846 shares of stock were divided among or "allocated to" the Fund L accounts of eligible participants as of each June 30 and December 31. After 1998 and through 2005, the number of shares to be allocated semiannually will be 477,876.
In December 1995, the Company extended the Plan to the year 2015. Without the extension, allocations of stock to employees would have been completed in 2005 or before. The new extension will require additional shares of Phillips Stock to be delivered to the Plan. After 2005 and through the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually on each basic allocation date will be 3,877 shares for each 100 employees eligible to make deposits as of the preceding allocation date.

The Plan is eligible to receive shares from the Company's
Compensation and Benefits Trust, which held 29,125,863 shares of Phillips Stock at December 31, 1998.

A participant's semiannual basic allocation is based on the ratio of the participant's Fund K before-tax deposits to all eligible participants' before-tax deposits for the allocation period. If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. The Plan used $20.1 million and $18.5 million in dividends on allocated shares to make loan payments and allocated 443,023 shares and 406,950 shares in dividend replacement allocations to participants' Fund L and Fund EP accounts in 1998 and 1997, respectively. A supplemental allocation is made each year end if all shares released for allocation, based on loan payment provisions, have not been allocated. A supplemental allocation of 129,559 shares was made in 1998. No supplemental allocation was required in 1997.

The Company makes contributions to the Plan which, when aggregated with certain Plan dividends from Fund L, certain dividends from Fund EP and certain interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or from Loan 1 (see Note 3) allocated shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation by contributing cash or by contributing Phillips Stock.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to 1 percent of pay. These deposits are first placed into the Temporary Fund and remain there until the valuation date on or about the 20th day of the following month when they are transferred into the employee's Fund K account. Interest earned on deposits while in the Temporary Fund is credited monthly to each participant who still maintains an account in the Plan and who made deposits during the month. The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including the attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or separation from service. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution generally will be deferred to a date not later than the first valuation date in October of the year age 69 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date in October in the year in which the participant would have attained age 69. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years. A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company. Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan are paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. The Trustee did not make any cash payments for reimbursement of administrative expenses to Phillips from Fund EP in 1998 or 1997. However, in January 1999, reimbursement of administrative expenses for plan years 1996 and 1997 was paid to Phillips from Fund EP totaling $74,061. Plan administrative expenses of approximately $167,000 and $110,000 were paid by Phillips to the Trustee in 1998 and 1997, respectively.


Note 2--Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3--Securities Acquisition Loans

The Plan borrowed $250 million (Loan 1) and $400 million (Loan 2) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips Petroleum Company (Phillips), respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 1998 and 1997, the market value of unallocated shares was $457 million and $619 million, respectively.

Loan 1
During 1994, the Plan signed a $131 million term-loan agreement that was used to refinance the outstanding notes payable issued in 1988. The notes were redeemed on May 16, 1994. Loan 1 was fully repaid in June 1998, after the final principal payment of $28 million was made. Principal payments totaling $26 million were made on Loan 1 in 1997. Loan 1 provided for variable interest rates. The weighted-average interest rate for 1998 was
4.8717 percent.  At December 31, 1997, the rate was
4.9875 percent.

Loan 2
Loan 2 was amended late in 1995 to extend its term from 15 to 25 years, requiring repayment in annual installments beginning in 2005, through the year 2015.

Any participating bank in the syndicate of lenders may cease to participate on December 5, 2004, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board of Directors, and upon not less than 90 days notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice.

The outstanding balance of Loan 2 at December 31, 1998, was
$397 million. Loan 2 provides for variable interest rates. The rates were 5.5 percent and 6.1875 percent at December 31, 1998 and 1997, respectively.

Loan 2 is guaranteed by Phillips. It is being repaid through contributions made by the Company, dividends on certain allocated and unallocated shares, and earnings on the short-term investment of dividends. Loan 2's carrying amount approximates fair value.

Note 4--Investments

Phillips Stock is valued at fair value, using the New York Stock
Exchange closing quoted market price. Money market funds are valued at cost, which approximates market value.


Note 5--Tax Status

The Internal Revenue Service (IRS) determined on January 16, 1996, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 6--Impact of Year 2000 (Unaudited)

Phillips does not expect the Year 2000 issue to have a significant effect on Plan operations. Phillips' applications software associated with the Plan is now Year 2000 compliant.
All necessary Year 2000 remediation and testing have been completed and the Year-2000-compliant version of the software has been implemented.

The critical suppliers associated with the Plan, in particular Vanguard, have been assessed with regard to their progress toward becoming Year 2000-ready. All critical suppliers have been judged by Phillips to be making adequate progress. Phillips plans to continue to monitor the critical suppliers through year-end 1999. Business continuity planning efforts associated with the Plan have also been completed by Phillips.

However, an unexpected failure to adequately address this issue could result in an interruption of normal Plan operations and activities.

-------------------------------------------------------------------------------
Schedule of Assets Held for                     Long-Term Stock Savings Plan Of
Investment Purposes                                  Phillips Petroleum Company
Line 27a                                               EIN 73-0400345, Plan 022



At December 31, 1998

(a, b) Identity of  (c) Description of investment      Thousands of Dollars
issue, borrower,    including maturity date,        ---------------------------
lessor, or similar  rate of interest, collateral,   (d) Historical  (e) Current
party               par or maturity value                     Cost        Value
------------------  -----------------------------   --------------  -----------

Phillips Petroleum  29,345,313 shares of common
  Company*            stock, $1.25 par value              $686,795    1,250,844

Vanguard Fiduciary  6,917,254 units of
  Trust Company*      participation in the Vanguard
                      Prime Money Market Fund,
                      $1.00 par value                        6,917        6,917
-------------------------------------------------------------------------------
                                                          $693,712    1,257,761
===============================================================================
*Party-in-interest

-----------------------------------------------------------------
Schedule of Reportable Transactions  Long-Term Stock Savings Plan
Line 27d                            of Phillips Petroleum Company
Series of Transactions in Excess         EIN 73-0400345, Plan 022
  of 5 Percent of Net Assets


Year Ended December 31, 1998


                                   Thousands of Dollars
                        -----------------------------------------
(a, b) Identity of
party involved and      (c) Value of    (d) Value    (i) Net gain
description of asset       purchases*    of sales*       or (loss)
--------------------    ------------    ---------    ------------

Vanguard Fiduciary
  Trust Company,**
  Vanguard Prime
  Money Market Fund          $73,782       75,652               -
-----------------------------------------------------------------
 *This is also the cost of purchases and current value of sales at time of transaction.
**Party-in-interest

Columns (e), (f), (g) and (h) are not applicable.

                                                      Exhibit 1




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 24, 1999, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1998.




                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP

Tulsa, Oklahoma
June 24, 1999